Exhibit 10.4

AMENDMENT TO

CONFIDENTIAL SEPARATION AGREEMENT

This AMENDMENT TO CONFIDENTIAL SEPARATION AGREEMENT (this “Amendment”), is made and entered into effective as of December 17, 2008, by and between Jim Walter Resources, Inc. (the “Company”) and Michael Madden (“Employee”).

WHEREAS, the Employee and the Company are parties to a Confidential Separation Agreement dated October 24, 2006 (the “Agreement”), which provides, among other things, for the Employee to receive severance benefits in the event of Employee’s involuntary termination without cause; and

WHEREAS, the parties desire to amend the terms of the Agreement in order to comply with the final regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in the Agreement, the parties hereto agree as follows:

1.             Amendment. The sentence in the Agreement beginning “The severance benefits for which Employee would be eligible” and the two bullet points thereafter are deleted and replaced with the following:

“The severance benefits for which Employee would be eligible are:

•                  Twelve (12) months of base salary continuation at the rate in effect at the date of separation from service (the “Severance Date”); provided that base salary will be paid in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

•                  Except as provided below, continuation of all fringe benefits at the level in effect on the Severance Date, in each case beginning immediately upon the Severance Date and continuing until the earlier of (A) the date that is twelve (12) months after the Severance Date, (B) the last date Employee is eligible to participate in the benefit under applicable law, or (C) the date Employee is eligible to receive comparable benefits from a subsequent employer, as determined solely by the Company in good faith. Such benefits shall be provided to Employee at the same coverage level and cost to Employee as in effect on the Severance Date. Notwithstanding the foregoing, Employee’s participation in the Employee Stock Purchase Plan and long-term disability insurance plan, and Employee’s ability to make deferrals under the 401(k) plan, will cease effective on the Severance Date.

To the extent required by law, the Employee shall qualify for COBRA health benefit continuation coverage beginning upon expiration of the twelve (12) month benefit continuation period described above.

For purposes of enforcing this subsection, Employee shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

•                  Notwithstanding anything to the contrary in this Agreement, if Employee is a Specified Employee (as defined below) on the Severance Date, to the extent that Employee is entitled to receive any benefit or payment under this Agreement that constitutes deferred compensation within the meaning of Section 409A of the Code before the date that is six (6) months after the Severance Date, such benefits or payments shall not be provided or paid to Employee on the date otherwise required to be provided or paid. Instead, all such amounts shall be accumulated and paid in a single lump sum to Employee on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following Employee’s date of death). If Employee is required to pay for a benefit that is otherwise required to be provided by the Company under this Agreement by reason of this subsection, Employee shall be entitled to reimbursement for such payments on the first business day after the date that is six (6) months after the Severance Date (or, if earlier, within fifteen (15) days following Employee’s date of death). All benefits or payments otherwise required to be provided or paid on or after the date that is six (6) months after the Severance Date shall not be affected by this subsection and shall be provided or paid in accordance with the payment schedule applicable to such benefit or payment under this Agreement.  Prior to the imposition of the six month delay as set forth in this subsection, it is intended that (i) each installment under this Agreement be regarded as a separate “payment” for purposes of Section 409A of the Code, and (ii) all benefits or payments provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (short-term deferral) or 1.409A-1(b)(9) (certain separation pay plans). This subsection is intended to comply with the requirements of Section 409A(a)(2)(B)(i) of the Code.

•                  Employee shall not be entitled to severance benefits under this Agreement in the event the Employee experiences a separation from service within twenty-four months after a Change in Control of Walter Industries, Inc. (as defined in Employee’s Executive Change in Control Severance Agreements with Walter Industries, Inc.). Severance benefits payable upon a separation from service during such period, if any, shall be determined and paid under such Executive Change in Control Severance Agreements.

For purposes of this Agreement, the following terms have the meanings set forth below:

•                  “Involuntary termination” means Employee’s involuntary separation from service within the meaning of Treasury Regulations Section 1.409A-1(n)(1).

•                  “Separation from service” means Employee’s “separation from service” from Employee’s employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h). For this purpose, Employee’s “employer” is the Company and every entity or other person which collectively with the Company constitutes a single service recipient (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the rules of Treasury Regulations Sections 1.409A-1(h)(3); provided that an 80% standard (in lieu of the default 50% standard) shall be used for purposes of determining the service recipient / employer for this purpose.

•                  “Specified Employee” means a “specified employee” of the service recipient that includes the Company (as determined under Treasury Regulations Sections 1.409A-1(g)) within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations Section 1.409A-1(i), as determined in accordance with the procedures adopted by such service recipient that are then in effect, or, if no such procedures are then in effect, in accordance with the default procedures set forth in Treasury Regulations Section 1.409A-1(i).”

2.             Miscellaneous. All capitalized terms that are used but not expressly defined in this Amendment have the respective meanings ascribed to them in the Agreement. This Amendment records the final, complete, and exclusive understanding among the parties regarding the amendment of the Agreement. As amended by this Amendment, the Agreement is ratified and remains in full force and effect in accordance with its terms.

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Agreed to and executed to be effective as of the date first written above.

Jim Walter Resources, Inc.		Employee

/s/ George R Richmond		/s/ Michael T. Madden
Name:	George R. Richmond	Name:	Michael T. Madden
Title:	CEO